Exhibit 99.1

China Logistics Group, Inc. Reports Financial Results for the Full Year of 2012 Ended December 31, 2012

SHANGHAI, CHINA--(05/16/2013) - China Logistics Group, Inc. (OTC QB: CHLO), an international freight forwarder and logistics management company, announced today our financial results for the full year of 2012 ended December 31, 2012.

Financial Highlights

For the full year of 2012, total revenues were $23.1 million compared to total revenues of $24.9 million recorded in 2011.  The decrease in revenues was primarily due to a slowdown in exports from the PRC resulting in excess freight cargo capacity and a lower pricing environment for shippers.  Gross margins in 2012 improved to 5.3% as compared to 1.1% in 2011 as the Company was able to better manage pricing from shippers in a difficult shipping environment.  The significant improvement in gross margins in 2012 resulted in gross profit increasing to $1.2 million, an increase of 178% compared to gross profit of $0.44 million in 2011.  For the full year of 2012 we recorded a net loss attributable to common stockholders of ($484,000) inclusive of $1.0 million in bad debt expenses as compared to a net loss attributable to common stockholders of ($675,000) inclusive of $320,000 in bad debt expenses. We recorded a loss of ($0.01) per basic and diluted share in 2012 compared to a loss of ($0.02) per basic and diluted share.  Here were 41.5 million basic and diluted weighted average shares outstanding in both 2011 and 2012.

Summary of Future Initiatives

We have begun several initiatives in recent quarters to expand our business in an effort to capitalize on what we believe will be stronger areas in both the domestic and international freight forwarding markets. In January of 2013 we initiated a plan to offer limited domestic trucking services dispatched from our Shanghai headquarters and plan to expand these services initially to clients in close geographic proximity to certain ports we currently service. We have also placed more emphasis on growing our freight forwarding services business to parts of South America. We see South America as a potential source of growth for our business to the strong overall economic growth in the region coupled with China’s rapidly growing South American trade activity. We have also recently begun to explore plans to establish our own warehouse facility for international and domestic storage and logistics. We believe this strategy would serve to complement its current international freight forwarding, logistics management, and trucking services.

Balance Sheet

At December 31, 2012, total cash was $2.4 million.  Total assets were $4.2 million and shareholder equity was ($0.2) million. At December 31, 2011, total cash was $1.4 million.  Total assets were $6.1 million and shareholder equity was $0.5 million.

Commenting on our results for the full year of 2012, Mr. Danny Chen, Chairman and CEO of China Logistics Group, stated, "We are very pleased with our performance in 2012 as we navigated through a very difficult shipping environment in China.  While prices declined and volumes were somewhat soft we were able to better manage our variable costs to significantly improve gross profit and our net results. We also held the line on selling, general and administrative expenses to achieve a slight overall reduction in this area.  As we move through 2013 we believe our corporate initiatives couples with an improving environment for shipping will lead to further improvement in our performance in the years to come as we grow our company for the benefit of our stockholders.”

About China Logistics Group, Inc.

China Logistics Group, Inc. (OTCQB: CHLO) is a U.S. company doing business in China through its subsidiary Shandong Jiajia International Freight & Forwarding Co., Ltd. (Shandong Jiajia). Established in 1999; Shandong Jiajia is an international freight forwarder and logistics manager located in China. Shandong Jiajia acts as an agent for international freight and shipping companies. It sells cargo space and arranges land, maritime, and air international transportation for clients seeking primarily to export goods from China. For more information please visit http://www.chinalogisticsinc.com.

Safe Harbor Statement

China Logistics Group, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our ability to acquire land use rights and construct, operate and finance a warehouse operation and our expectations regarding client acceptance of our proposed warehouse operations and our future growth, and other risk factors impacting our company, some of which may be beyond our control.  We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Contact:

Dore Perler
U.S. Representative
954-232-5363
dore@pearlgroupadvisors.com